Exhibit 10.29

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated and effective as of September 30, 2016 (the “Effective Date”), by and between PROFESSIONAL DIVERSITY NETWORK, INC., a Delaware corporation (the “Company”), and KATHERINE BUTKEVICH (“Executive”).

RECITALS:

Executive is a former Chief Financial Officer and managing operator of NAPW, Inc. (“NAPW”), which is now the Company’s wholly-owned subsidiary, and is currently serving as the Company’s Chief Executive Officer.

NOW, THEREFORE, in consideration of the covenants, representations and warranties contained herein, the parties hereto agree as follows:

1.          Employment.  The Company hereby employs Executive, and Executive hereby accepts such employment and agrees to serve the Company, upon the terms and conditions set forth in this Agreement.

2.          Employment Period.  Subject to the provisions of Section 7 below, the initial term of Executive’s employment pursuant to this Agreement shall commence on the Effective Date and continue until the two (2) year anniversary of the Effective Date (the “Initial Employment Period”).  The parties agree to negotiate in good faith an extension of the Initial Employment Period prior to the expiration of the two (2) year term; unless Executive or the Company gives written notice to the other of such party’s election not to extend the Initial Employment Period not less than sixty (60) days prior to the expiration of the Initial Employment Period. The Initial Employment Period and any period of continuing employment of Executive by the Company thereafter is referred to herein as the “Employment Period.”

3.          Duties and Responsibilities.  Executive shall serve as Chief Executive Officer of the Company and shall have such normal and customary duties and responsibilities commensurate with her position. Executive shall report directly to the Company’s Board of Directors (the “Board”).  Executive shall devote her best efforts and all of her business time and attention to the business and affairs of the Company and shall diligently, faithfully and competently perform her duties and responsibilities hereunder; provided however that the foregoing shall not preclude Executive from engaging in charitable and community affairs and managing her personal investments to the extent they do not unreasonably interfere with her duties and obligations hereunder.

4.          Compensation and Related Matters.

(a)          Base Salary.  The Company will pay Executive an annual base salary (“Base Salary”) of Three Hundred Thousand Dollars ($300,000), payable in substantially equal monthly or more frequent installments in accordance with the Company’s normal and customary payroll practices.  The Board (or the Compensation Committee) may review and further adjust Executive’s Base Salary from time to time in its sole and absolute discretion, provided that during the Employment Period the Company may not decrease Executive’s Base Salary below the amount set forth in this section.  Any such increased Base Salary shall be and become the “Base Salary” for purposes of this Agreement.

(b)          Expense Reimbursement.  The Company shall reimburse Executive for all reasonable business expenses properly incurred by Executive in the ordinary course of performing her duties and responsibilities hereunder, subject to the Company’s normal and customary practices and policies as are in effect from time to time with respect to travel, entertainment and other business expenses (including the Company’s reasonable requirements with respect to prior approval, reporting and documentation of such expenses).

(c)          Benefits.  The Company will provide or offer for Executive’s participation such benefits (other than life insurance, bonus, incentive compensation, pension, profit sharing, equity participation and severance benefits) as are generally provided or offered by the Company to its other senior executive employees, including, without limitation, health/major medical insurance, disability insurance and welfare benefits, sick days and other fringe benefits (collectively, “Benefits”), if and to the extent that Executive is eligible to participate in accordance with the terms of the applicable Benefits plan or program generally and subject to any required contributions.

(d)          Bonus.  In addition to the Base Salary, the Executive shall be eligible to earn for each calendar year ending during the Employment Period an annual incentive bonus (the “Bonus”) based on the achievement of one or more performance goals, targets, measurements and other factors (collectively, the “Performance Goals”) established for such year by the Compensation Committee of the Board (the “Committee”) or the Board.  The Executive’s target annual bonus and the applicable Performance Goals will be established by the Committee within 90 days of the first day of the year to which such Bonus relates; provided, however, that the minimum annual target bonus shall be 100% of the annual rate of Base Salary in effect at the commencement of her employment with the Company for the first year and, for each subsequent year, at the start of such year (the “Target Bonus”).  Payment of the Executive’s Bonus for any year will be based upon the achievement of the Performance Goals established by the Committee for that year.  The actual Bonus paid may be higher or lower than the Target Bonus for over- or under-achievement of the Performance Goals (including, without limitation, as a result of the exercise by the Committee of negative discretion in accordance with its past practices with respect to the Performance Goals and related payment schedule established by the Committee for such Performance Goals), as determined by the Committee.  Subject to Section 7 hereof, a Bonus, if any, shall be payable in accordance with the Company’s customary bonus payment practices, but in no event later than March 15th of the succeeding calendar year.

(e)          Options. Executive is hereby granted 57,500 options (the “Options”) to purchase shares of the Company’s Common Stock pursuant to the terms and conditions set forth in the Non-Qualified Stock Option Notification attached hereto as Exhibit B (the “Option Agreement”).  The Options shall vest 1/3 immediately upon award, 1/3 on March 31, 2017, and the final 1/3 on March 31, 2018, subject to Executive’s continued employment with the Company.  The option shall be granted with an exercise price equal to the Fair Market Value of a share of Common Stock on the date of grant and shall expire on the tenth anniversary of the date of grant or, if earlier, at the time set forth in the Equity Award Agreement relating to Executive’s termination of employment.

(f)          Withholding.  All salary, bonus and other compensation described in this Agreement shall be subject to withholding for federal, state or local taxes, amounts withheld under applicable benefit policies or programs, and any other amounts that may be required to be withheld by law, judicial order or otherwise.

5.          Executive Work Product and Inventions.

(a)          Transfer of Ownership of Inventions.  Executive agrees that Inventions (as defined below) shall be deemed “work made for hire” and shall be the property of the Company.  Executive shall promptly disclose to the Company all such Inventions and hereby irrevocably assigns, transfers and conveys to the Company and shall assign, transfer and convey to the Company all such Inventions and all such worldwide right, title and interest therein.  Executive hereby waives and agrees not to assert any moral rights or similar rights under the laws of any jurisdiction with respect to any Inventions.  Executive further agrees to execute or cause to be executed any and all assignment documents or other documents that may be necessary to perfect the ownership rights of the Company in such Inventions or to secure the Company’s statutory protection (including, without limitation, patent, trademark, trade secret or copyright protection) throughout the world for any and all such Inventions.  For purposes hereof, “Invention” means all work product, including, without limitation, any and all creative works, discoveries, ideas, inventions, designs, devices, models, prototypes, processes, works, documentation, files, information, manuals, materials, input materials and output materials, software programs or packages (together with any related documentation, source code or codes, object codes, upgrades, revisions, modifications and any related materials) and other information and materials, and the media upon which they are located (including cards, tapes, discs and other storage facilities), which are conceived, created, developed, reduced to practice, fixed in a tangible medium of expression or otherwise made by Executive solely or jointly with others in connection with or arising from and within the scope of Executive’s employment hereunder (whether or not during regular business hours).

(b)          Illinois Employee Patent Act.  The Company expressly acknowledges and agrees that, and Executive is hereby advised that, the foregoing to the contrary notwithstanding, this section does not waive or transfer Executive’s rights to any Inventions for which no equipment, supplies, facilities or trade secret or Confidential Information (as defined herein) of the Company was used and which was developed entirely on Executive’s own time, unless (i) the Invention relates to (A) the business of the Company or (B) the Company’s actual or demonstrably anticipated research or development or (ii) the Invention the results from any work that Executive performed for the Company during the Executive’s employment relationship with the Company (or its predecessor).  Executive further acknowledges and understands that the assignment of ownership rights in Inventions pursuant to this section is intended to comply with the requirements of the Illinois Employee Patent Act 765 (ILCS 1060/1 et seq.), and that the above-stated conditions should be interpreted in a manner consistent therewith.

6.          Non-Solicitation, Non-Competition and Confidentiality. Executive acknowledges that she has been and will continue to be employed by the Company directly or indirectly in one or more aspects of the research, development, engineering, manufacturing, design, promotion and/or sale relating to the Company’s existing or proposed products and services.  Executive further acknowledges that she will be exposed to certain confidential and proprietary information of the Company and its Affiliates (as defined herein) during the course of her employment with the Company.  Executive’s involvement or participation in a business which is competitive with the Company or any of its Affiliates, disruption of the Company’s or any of its Affiliates’ business relationships, or misappropriation or unauthorized use of the Company’s or any of its Affiliates’ confidential and proprietary information would have a material adverse impact on the Company and its Affiliates and their business operations.  Accordingly, as a condition to the Company’s employment of Executive hereunder, Executive hereby agrees as follows:

(a)          Certain Definitions.  For purposes hereof:

“Affiliate” means, with respect to the Company, (i) the Company’s present and former parent companies, subsidiaries, successors, affiliated and related companies, and (ii) a person or entity, directly or indirectly through one or more intermediaries, that is in control of, or controlled by, or under common control with, the Company.

“Competitive Business” means any person or entity engaged in a business similar to or competitive with the Business as it is or was conducted by the Company wherever the Company does business during the Employment Period.

“Current Customer” means any individual or entity which is or was a client of the Company (or its predecessor) or any Affiliate during the twelve (12) months preceding the date of the termination of Executive’s employment and with which Executive or had contact on behalf of the Company or any Affiliate and/or directly managed others with respect to such contact during the Employment Period, and/or about which Executive had access to Confidential Information (as defined herein.

“Prospective Customer” means any individual or entity with which Executive has directly solicited, or had contact on behalf of the Company or any Affiliate and/or directly managed others with respect to such solicitation or contact during the twelve (12) months preceding the date of the termination of Executive’s employment, and/or about which Executive had access to Confidential Information (as defined herein).

“Restricted Period” means the period of Executive’s employment with the Company or any Affiliate and one (1) year thereafter.

(b)          Non-Interference with Business Relationships.  Executive hereby agrees that during the Restricted Period, Executive will not directly or indirectly, either individually or as a principal, shareholder, member, partner, joint venturer, investor, employer, director, manager, officer, employee, consultant, agent, or in any other manner or capacity whatsoever:

(i)          solicit, induce, advise, request, influence, or take any other action with regard to any sales representative, supplier, customer, lessor, or any other person or entity that has a business relationship with the Company or any Affiliate (or has or had a business relationship with the Company’s or any Affiliate’s predecessors) which is intended to or has the effect of causing such person or entity to discontinue, reduce the extent of, discourage the development of or otherwise adversely affect such relationship with the Company or any of the Affiliates;

(ii)         solicit, promote or sell any products or services that compete with any of the products or services of the Company or any of the Affiliates to any then Current Customer or Prospective Customer of the Company or any of the Affiliates; or

(iii)        recruit, solicit, or otherwise induce or influence any employee, consultant, sales representative, agent, or other personnel of the Company or any of the Affiliates to discontinue or otherwise terminate such relationship with the Company or any of the Affiliates.

(c)          Non-Competition.  Executive hereby agrees that during the Restricted Period, Executive will not directly or indirectly, either individually or as a principal, shareholder, member, partner, joint venturer, investor, employer, director, manager, officer, employee, consultant, agent, or in any other manner or capacity whatsoever, engage in, assist, directly or indirectly, or have any active or economic interest in a Competitive Business located anywhere in the United States; provided, however, that Executive shall not be prohibited from owning less than two percent (2%) of the outstanding securities of a company which is publicly traded on a securities exchange or over-the-counter market.

(d)          No Disclosure of Confidential Information.  Executive hereby agrees that she will not, at any time during or after the Employment Period directly or indirectly, disclose to anyone, or use or otherwise exploit for her own benefit or for the benefit of anyone other than the Company, any Confidential Information (as defined herein) of the Company or any Affiliate.  For purposes hereof, “Confidential Information” means any and all confidential or proprietary information regarding the Company or its Business or any Affiliate or its business, including, without limitation, any and all trade secrets, employer records (including personnel records), customer lists, prospect lists, price lists, customer order or purchasing patterns and activities, product costing information, stocking requirements, purchase orders, invoices, customer records, product information and applications, customer uses and preferences, passwords, access codes, products, patents, trademarks, copyrights, processes, techniques, formulas, designs, scientific information, training information and materials, computer programs, computer network and security information, databases, software, services, research, development, inventions, and information regarding manufacturing, financials, purchasing, accounting, marketing, production, customers, suppliers, lessors, employees, and prospective customers, suppliers, lessors, and employees, and other trade secret, confidential and/or proprietary information, whenever conceived, originated, discovered or developed, concerning any aspect of the Company or its Business or any Affiliate or its business, whether or not in written or tangible form; provided, however, that (i) the term “Confidential Information” shall not include information in Executive’s possession or known to Executive prior to employment with the Company, including but not limited to information that is located on Executive’s rolodex (whether paper or electronic) or information which is or becomes generally available to the public on a non-confidential basis, including from a third party provided that such third party is not in breach of an obligation of confidentiality with respect to such information and Executive is aware of such breach; and (ii) Executive shall not be in violation of this subsection in the event that Executive is legally compelled to disclose any of the Confidential Information, provided that in any such event Executive will provide the Company with reasonably prompt written notice prior to any such disclosure so that the Company (or an Affiliate) may obtain a protective order or other confidential treatment for the Confidential Information, and in the event that a protective order or other remedy is not obtained by the Company, Executive will furnish only that portion of the Confidential Information which Executive is advised by opinion of legal counsel is legally required to be furnished.  The foregoing notwithstanding, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

(e)          Remedies.  Executive understands that the Company may not have an adequate remedy at law for the breach or threatened breach by Executive of any one or more of the covenants set forth in this Section 6 and agrees that in the event of any such breach or threatened breach, the Company may be entitled, in addition to any other remedies which may be available to it, to injunctive relief to enjoin Executive from the breach or threatened breach of such covenants.  Further, if Executive violates any of the restrictions contained in this Section 6, the Restricted Period shall be extended by a period equal to the length of time from the commencement of any such violation until such time as such violation shall be cured by Executive to the satisfaction of the Company.  If any of the covenants set forth herein is not enforceable, in whole or in part, the remaining covenants set forth herein shall be enforceable notwithstanding the invalidity of any other covenant.  Any covenant not enforceable in part shall be enforced to the extent valid and enforceable.  If, in any judicial proceeding, a court of competent jurisdiction shall refuse to enforce any of the separate covenants herein or shall find that the term or scope of one or more of the separate covenants is unreasonably broad, then in that event the invalid or unreasonably broad provision shall be deleted or modified by said court to the minimum extent necessary to permit enforcement thereof, and the substitute provision shall be incorporated herein.  The parties acknowledge and agree that the Affiliates shall be third-party beneficiaries of the Company’s rights and Executive’s obligations under this Section 6.

(f)          Notice to Future Employers.  Executive agrees that during the Restricted Period, she will inform each new employer, prior to accepting employment, of the existence of this Agreement and the terms of the restrictive covenants and confidentiality restrictions contained herein.

7.          Termination.

(a)          Termination by the Company for Cause; Resignation by Executive Without Good Reason.  The Company shall have the right to terminate Executive’s employment hereunder for Cause.  If, prior to the expiration of the Employment Period, the Executive’s employment with the Company is terminated by the Company for Cause (as defined below) or if the Executive resigns without Good Reason (as defined below), she shall be entitled to receive her then current Base Salary and Benefits accrued, and any expenses for which Executive is entitled to be reimbursed, up to and including the effective date of such termination (the “Termination Amount”).  Executive shall not be entitled to any other salary, bonus, benefits or other compensation as a result of termination pursuant to this Section 7(a).  For purposes hereof, “Cause” means the occurrence of any one of the following on the part of Executive: (i) conviction of or a plea of nolo contendre to a felony, act of moral turpitude or other criminal offense which affects or reflects on the Company or any Affiliate in a negative manner; (ii) attempted or actual theft, fraud or embezzlement of money or tangible or intangible assets or property of the Company or any Affiliate or their employees or business relations; (iii) gross negligence or willful misconduct in respect of Executive’s performance of her duties and responsibilities to the Company or any Affiliate, which such violation (if susceptible to cure) continues or is repeated following thirty (30) days’ written notice from the Company to Executive thereof; (iv) material breach of Executive’s fiduciary duties to the Company or any Affiliate; (v) willful and persistent violation of any express and lawful direction from the Board, relating to Executive's duties and responsibilities commensurate with her position, which such violation (if susceptible to cure) continues or is repeated following thirty (30) days’ written notice from the Company to Executive thereof; (vi) material breach of the material provisions in Section 6; or (vii) breach of any other material term, covenant, representation or warranty contained in this Agreement, which such breach (if susceptible to cure) remains uncured or is repeated following thirty (30) days’ written notice from the Company to Executive thereof.

Termination of the Executive’s employment for Cause shall be communicated by delivery to the Executive of a written notice from the Board stating that the Executive will be terminated for Cause, specifying the particulars thereof and the effective date of such termination; provided, however, that upon receipt of such notice, the Executive shall have an opportunity, together with her counsel, to be heard by the Board.  The date of the Executive’s termination for Cause shall be the date of termination specified by the resolution of the Board; provided, however, that such termination shall become effective no earlier than the date of the meeting of the Board described in the preceding sentence.  The date of a resignation by the Executive shall be the date specified in a written notice of resignation to the Company.  The Executive shall provide at least 30 days’ advance written notice of resignation without Good Reason; provided, however, that the Company, in its sole discretion, may waive the notice requirement in whole or in part.

(b)          Termination as a Result of Executive’s Disability or Death.  The Company shall have the right to terminate Executive’s employment hereunder in the event of Executive’s Disability or death, effective immediately.  Upon a termination pursuant to this Section 7(b) as a result of Disability or as a result of the Executive’s death, the Executive (or her estate or beneficiary, as applicable) shall be entitled to receive the Termination Amount.  In addition, Executive shall be entitled to receive any earned but unpaid Bonus for the year prior to the year of termination and an amount equal to the pro rata portion of the Bonus for the year in which the termination occurs, calculated by multiplying (x) the Target Bonus for the year of termination by (y) a fraction, the numerator of which is the number of days the Executive was employed during the year of termination and the denominator of which is 365.  If the Executive’s employment is terminated pursuant to this Section 7(b) as a result of her Disability, then subject to Section 7(g), the pro rata Bonus shall be paid in a lump sum on the first business day of the third calendar month following the calendar month in which termination pursuant to this Section 7(b) is effective.  If the Executive’s employment is terminated as of result of her death, the pro rata Bonus shall be paid within 30 days after the date of the Executive’s death.  Except to the extent required by the terms of any applicable compensation or benefit plan or program or otherwise required by applicable law, the Executive shall have no right under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after such termination.

For purposes hereof, “Disability” means the inability of Executive to substantially perform her duties and responsibilities to the Company by reason of a physical or mental disability or infirmity (i) for a continuous period of least 180 days in any consecutive twelve (12) month period or (ii) at such earlier time as Executive submits or the Company receives satisfactory medical evidence that Executive has a physical or mental disability or infirmity which will likely prevent her from returning to the performance of her work duties for ninety (90) days or longer.  In the event of any dispute regarding the determination of Executive’s Disability, such determination shall be made by a physician selected by the Company and Executive, (or if the Company and Executive cannot agree, by two physicians, one selected by the Company and one selected by Executive), at the Company’s sole expense.

(c)          Termination by the Company Without Cause.  The Company may terminate Executive’s employment hereunder at will, for any reason (or for no reason) whatsoever, effective immediately upon notice from the Company to Executive thereof.  If, prior to the expiration of the Employment Period, the Executive’s employment with the Company is terminated by the Company Without Cause she shall be entitled to receive the Termination Amount plus the Severance Payment set forth in 7(f) below.

(d)          Termination by Executive for Good Reason.  The Executive may terminate her employment hereunder after Executive gives ninety (90) days written notice of Good Reason (as defined below) and the circumstances giving rise to Good Reason (if susceptible to cure) remain uncured during the remaining thirty (30) day period.  If, prior to the expiration of the Employment Period, the Executive’s employment with the Company is terminated by the Executive with Good Reason she shall be entitled to receive the Termination Amount plus the Severance Payment set forth in 7(f) below.

For purposes hereof, “Good Reason” means the occurrence of any one of the following: (i) a material reduction in, or a change in the form of, Executive’s Base Salary or Target Bonus ; (ii) a material reduction in the aggregate amount of the material benefits provided to the Executive as of the Effective Date, other than an across-the-board reduction applicable to all senior executive officers of the Company (iii) a material diminution in Executive’s authority, duties, or responsibilities, or a change to Executive’s reporting structure (provided, however, Good Reason shall not be deemed to occur if (x) the Executive is transitioned to a new senior executive position with the Company such as  Chief Operating Officer with such normal and customary duties, responsibilities and reporting line commensurate with such new senior executive position, or if (y) the following three conditions are satisfied: (A) the diminution in the Executive’s position, duties or reporting responsibilities is solely and directly a result of the Company no longer being a publicly-traded company; (B) the event resulting in the Company no longer being a publicly-traded entity is a leveraged buyout, acquisition by a private equity fund and/or other similar “going private” transaction and is not as a result of the acquisition of the Company or the business of the Company by another operating company or parent or subsidiary thereof; and (C) the Executive continues to hold the same position and title with the Company and no other act or omission has then occurred that would constitute an event of Good Reason under this definition); (iv) the relocation, without the Executive’s consent, of the Executive’s principal place of business to a location that is more than 60 miles from the Executive’s primary business location on the Effective Date or, if applicable, from a subsequent primary business location agreed to by the Executive; or (iv) any other action or inaction that constitutes a material breach of the terms of this Agreement.  Notwithstanding the previous provisions of this Section 7(d), it shall not be an event of Good Reason under this Agreement (A) for the Company (1) to adopt (or subsequently amend) one or more claw-back, mandatory deferral or other risk management policies related to the Company’s incentive compensation plans or arrangements, including without limitation any compensation recoupment policy or (2) to adopt (or subsequently amend) stock ownership guidelines related to the Company’s common stock or (3) to subject the compensation payable to the Executive under this Agreement to these policies or guidelines; provided that, except as otherwise required by law, such policies are generally applicable to the Company’s executive officers or (B) unless the Executive provides written notice to the Company of the existence of the conditions giving rise to Good Reason within 90 days of the initial existence of such conditions, the Company fails to cure such conditions within 30 days from the date of notice and the Executive terminates her employment for Good Reason within 60 days after the end of the Company’s cure period.

(e)          Removal From Positions.  Any termination of Executive’s employment with the Company shall automatically effectuate Executive’s removal from any and all officer and other positions that Executive then holds with the Company or any of its Affiliates as of the effective termination date.

(f)          Severance Pay.  (i) If the Company terminates Executive’s employment pursuant to Sections 7(c) or 7(d) above or elects not to renew the Initial Employment Period as set forth in Section 2, subject to the terms and conditions in this Agreement and a release and waiver agreement in substantially the form attached as Exhibit A hereto but subject to such modifications as the Company may determine are necessary or prudent to promote the enforceability and effectiveness of such release and waiver agreement (the “Release Agreement”), and further provided that Executive has been and remains in compliance with her obligations as set forth in this Agreement and the Release Agreement, the Executive shall be entitled to receive an amount equal to the sum of the following amounts (collectively, the “Severance Payment”):

(A)         any earned but unpaid Bonus for the year prior to the year of termination; plus

(B)         an amount equal to the pro rata portion of the Bonus for the year in which the termination or resignation occurs, based on the actual achievement of Performance Goals and payable in accordance with the Company's customary bonus practices, but in no event later than March 15th of the year following the year in which termination occurs; plus

(C)         an amount equal to the sum of the Base Salary in effect for the year of termination or resignation; and

(D)         continuation of applicable medical, dental and life insurance benefits (based on the coverage in effect for the Executive and her dependents at the time of such termination or resignation, but excluding any supplemental medical expense reimbursement insurance provided by the Company), from the date of termination or resignation until the earlier to occur of (A) one year from the date of termination or (B) the date the Executive becomes eligible for comparable benefits provided by a third party (in either case, the “Continuation Period”); provided, however, that the continuation of such benefits shall be subject to the respective terms of the applicable plan, as in effect from time to time, and the timely payment by the Executive of her applicable share of the applicable premiums in effect from time to time during the Continuation Period.  To the extent that reimbursable medical and dental care expenses constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall reimburse the medical and dental care expenses as soon as practicable consistent with the Company’s practice, but in no event later than the last day of the calendar year next following the calendar year in which such expenses are incurred; and

(ii)          Subject to the compliance rules set forth in Section 14, the Severance Payment shall be paid in a lump sum on the first business day of the third calendar month following the calendar month in which termination by the Company without Cause or Resignation by the Executive for Good Reason is effective (or, in the event of the Executive’s death after the date of the Executive’s termination or resignation but prior to the date of payment, to the Executive’s estate or beneficiary, as applicable).  In the event of Executive’s death during but prior to the end of the Continuation  Period, the Company will  continue to pay the employer portion of the costs of continued health coverage for Executive’s spouse and dependents in accordance with the terms of Section 7(f)(i)(C)) as if Executive had remained alive for the duration of the Continuation  Period, after which time, such participants’ continued participation (if any) in the Company’s health plan shall be at such participants’ sole expense in accordance with COBRA.  Notwithstanding the foregoing, Executive agrees that if the Company adopts a severance plan in which Executive is eligible to participate and under which Executive is eligible for benefits (the “Severance Plan”), Executive will be eligible to receive the greater of either:  (i) the Severance Payment set forth in this Section 7(f); or (ii) the benefits for which Executive is eligible under the Severance Plan, but in no event shall Executive be entitled to receive both.

(g)         Return of Property.  Immediately upon the Company’s request or on the termination date of Executive’s employment, whichever occurs first, Executive shall return to the Company all Confidential Information and any other property of the Company, its Affiliates, or any third parties which is in Executive’s possession or control by virtue of her employment with the Company.  Property to be returned to the Company shall include without limitation, all documents and things (whether in tangible or electronic format and whether such documents or things contain any Confidential Information) in Executive’s possession or control, further including without limitation, all computer programs, files and diskettes, and all written or printed files, manuals, contracts, memoranda, forms, notes, records and charts, and any and all copies of, or extracts from, any of the foregoing.

8.          Assignment.  The parties acknowledge and agree that the covenants, terms and provisions contained in this Agreement constitute a personal employment contract and the rights and obligations of the parties hereunder cannot be transferred, sold, assigned, pledged or hypothecated, excepting that the Company shall assign this Agreement in connection with a sale of the business, merger, consolidation, share exchange, sale of substantially all of the Company’s assets, or other reorganization, whether or not the Company is the continuing entity, provided that the assignee is the successor to the business and all or substantially all of the assets of the Company.

9.          Severability.  If any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect (a) any other provision or part of a provision of this Agreement nor (b) this Agreement’s validity, legality and enforceability in any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

10.        Indemnification; Insurance. During your employment and thereafter, the Company shall, on the same basis as is provided for the Company’s continuing officers and directors from time to time, indemnify, defend and hold you harmless against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, by reason of the fact that you are or were a director, officer, employee or agent of the Company or any Subsidiary, whether asserted or claimed prior to, at or after the date of your termination of employment, to the fullest extent permitted under applicable law and on a basis no less favorable than in existence under the Company’s Bylaws and Certificate of Incorporation in effect as of the Effective Date. During your employment and thereafter, Company shall provide to you coverage under a policy of directors’ and officers’ liability insurance that provides you with coverage on the same basis as is provided for the Company’s continuing officers and directors from time to time.

11.        Governing Law; Venue.  This Agreement shall be covered by, construed, applied and reinforced in accordance with the internal laws of the State of Illinois, without regard to conflicts of law provisions.  The parties agree that any action or proceeding to enforce or arising out of this Agreement shall be commenced in the state courts, or in the United States District Court, in New York, New York.  The parties consent to such jurisdiction, agree that venue will be proper in such courts and waive any objections based upon Forum Non Conveniens.  The choice of forum set forth in this section shall not be deemed to preclude the enforcement of any action under this Agreement in any other jurisdiction.

12.        Continuing Obligation.  The covenants, obligations, duties and liabilities of Executive pursuant to Sections 5 and 6 hereof are continuing, absolute and unconditional and shall remain in full force and effect as provided herein.

13.        Waiver.  The waiver by the Company or Executive of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof.

14.        Notices.  Any notice, request, consent or communication under this Agreement shall be effective only if it is in writing and shall be deemed to have been given when personally delivered or three (3) days after being deposited in the United States mail, certified or registered, postage prepaid, return receipt requested and addressed to the party at its or her last known address.  The address of any party may be changed by notice in writing to the other party duly served in accordance with this Section.

15.        Section 409A.  The intent of the parties is that payments and benefits under this Agreement be exempt from, and to the extent not exempt from, comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance with such intent.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.  Without limiting the generality of the foregoing, the Company and the Executive agree as follows:

(a)          Reimbursements payable to Executive hereunder shall be paid in no event later than the end of the calendar year following the year in which the reimbursable expense is incurred.  In addition, such reimbursements shall be made in a manner that complies with all the requirements of Treasury Regulation Section 1.409A-3(i)(l)(iv).  In no event shall reimbursements and payments provided under the Agreement be subject to liquidation or exchange in a manner which violates Treasury Regulation Section 1.409A-3(i)(l)(iv). The amount of expenses eligible to be reimbursed in a year shall not affect the amount that is eligible for reimbursement in another year except as otherwise permitted by Code Section 409A.

(b)         A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)          Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(i)          With regard to any payment that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A.  Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(ii)          To the extent that benefits to be provided during the Delay Period are considered “nonqualified deferred compensation” under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(d)          To the extent that severance payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by Executive of a release of claims, Executive shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of Executive’s termination of employment.  If the foregoing release is timely executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i)          To the extent that any such cash payment or continuing benefit to be provided is not “nonqualified deferred compensation” for purposes of Code Section 409A, then such payment or benefit shall commence upon the first scheduled payment date immediately following the date that the release is executed, delivered and no longer subject to revocation (the “Release Effective Date”).  The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon Executive’s termination of employment, and any payments made thereafter shall continue as provided herein.  The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following Executive’s termination of employment.

(ii)          Subject to Section 14(c)(i), to the extent that any such cash payment or continuing benefit to be provided is “nonqualified deferred compensation” for purposes of Code Section 409A, then such payments or benefits shall be made or commence upon the sixtieth (60th) day following Executive’s termination of employment.  The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon Executive’s termination of employment, and any payments made thereafter shall continue as provided herein.  The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following Executive’s termination of employment.

(iii)          The Company may provide, in its sole discretion, that Executive may continue to participate in any benefits delayed pursuant to this Section 14(d) during the period of such delay, provided that Executive shall bear the full cost of such benefits during such delay period.  Upon the date such benefits would otherwise commence pursuant to this Section 14(d), the Company may reimburse Executive the Company’s share of the cost of such benefits, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, in each case, had such benefits commenced immediately upon Executive’s termination of employment.  Any remaining benefits shall be reimbursed or provided by the Company in accordance with the schedule and procedures specified herein.

(iv) For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

16.        SECTION 4999 EXCISE TAX LIMITATION.

(a)          In the event that it shall be determined that (X) any amount or benefit paid, distributed or otherwise provided to the Executive by the Company, whether pursuant to this Agreement or otherwise (collectively, the “Covered Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and (Y) the reduction of the amounts payable to the Executive under this Agreement or with respect to stock options and equity awards to the maximum amount that could be paid to the Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide the Executive with a greater after-tax amount than if such amounts were not reduced, then, subject to the further limitations set forth herein, the Covered Payments shall be reduced (but not below zero) to the Safe Harbor Cap.  The reductions, if applicable, shall be made to the extent necessary in the following order: (i) the acceleration of vesting of stock options and other equity awards with an exercise price that exceeds the then fair market value of the stock subject to the award; (ii) the payments under Section 7(f)(i)(A) hereof; (iii) the payments under Section 7(f)(i)(B)  hereof; (iv) the continuation of benefits under Section 7(f)(i)(C)  hereof; and (v) the acceleration of vesting of all other stock options and equity awards.  For purposes of reducing the Covered Payments to the Safe Harbor Cap, only amounts payable under this Agreement and with respect to stock options and equity awards (and no other Covered Payments) shall be reduced.  If the reduction would not result in a greater after-tax result to the Executive, no amounts payable under this Agreement or with respect to stock options and equity awards shall be reduced pursuant to this provision.

(b)          A nationally recognized firm of independent accountants, selected by the Company after consultation with the Executive, shall perform the foregoing calculations.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  Such accounting firm shall apply the provisions of this Section 15 in a reasonable manner and in good faith in accordance with then prevailing practices in the interpretation and application of Section 4999 of the Code.  For purposes of applying the provisions of this Section 15, the Company shall be entitled to rely on the written advice of legal counsel or such accounting firm as to whether one or more Covered Payments constitute “parachute payments” under Section 4999 of the Code.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within 30 calendar days after the date that such accounting firm has been engaged to make such determinations or such other time as requested by the Company or the Executive.  If payments are reduced to the Safe Harbor Cap or the accounting firm determines that no Excise Tax is payable by the Executive without a reduction in Covered Payments, it shall furnish the Company and the Executive with an opinion to such effect, that the Executive is not required to report any Excise Tax on the Executive’s federal income tax return, and that the failure to report the Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.  Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon the Company and the Executive.

17.        Miscellaneous.  This Agreement may be executed in two or more counterparts (including via facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein.  There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein.  This Agreement supersedes all prior agreements and understandings (whether oral or written) between the parties (or between the Company and Executive) with respect to such subject matter.

IN WITNESS WHEREOF, the parties hereto have made and entered into this Employment Agreement the date first hereinabove set forth.

THE COMPANY:		EXECUTIVE:

PROFESSIONAL DIVERSITY NETWORK, INC.

By:	/s/ David J. Schramm	/s/ Katherine Butkevich
Name:	David J. Schramm	Katherine Butkevich
Its:	Chair, Comp Committee

Exhibit A

Form of Release

RELEASE BY EXECUTIVE

In exchange for the payments and benefits payable pursuant to the Separation Agreement and General Release between me and Professional Diversity Network, Inc., dated ________, (the “Agreement”), I, __________, hereby generally and completely release Professional Diversity Network, Inc. its parent and subsidiary entities (collectively the “Company”), and its or their directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively “Released Parties”), from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this general release (the “Release”). This Release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including wages, salary, bonuses, commissions, vacation pay, expense reimbursements (to the extent permitted by applicable law), severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including without limitation claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including without limitation claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Worker Adjustment and Retraining Notification Act (as amended) and similar laws in other jurisdictions, the Employee Retirement Income Security Act of 1974 (as amended), the Family and Medical Leave Act of 1993, the Sarbanes-Oxley Act, New York state wage and hour laws and all wage orders; New York Labor Law; New York Executive Law Section 296 et seq.; the New York City Administrative Code; the common law of the state of New York; and any similar laws in other jurisdictions; provided, however, that this Release does not waive, release or otherwise discharge any claim or cause of action arising after the date I sign this Release.

This Release includes a release of claims of discrimination or retaliation on the basis of workers’ compensation status, but does not include: (a) workers’ compensation claims, (b) unemployment insurance benefits, (c) rights to accrued, vested benefits under any employee benefit, stock, savings, insurance, or pension plan of the Company, and (d) any rights to indemnification or defense as provided by, and in accordance with, the terms of the Company by-laws, my employment agreement or liability insurance coverage. Excluded from this Release are any claims which by law cannot be waived in a private agreement between employer and employee, including but not limited to the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or any state or local fair employment practices agency. I waive, however, any right to any monetary recovery or other relief should the EEOC pursue a claim on my behalf.

I acknowledge and represent that I have not suffered any age or other discrimination, harassment, retaliation, or wrongful treatment by any Released Party. I also acknowledge and represent that I have not been denied any rights including, but not limited to, rights to a leave or reinstatement from a leave under the Family and Medical Leave Act of 1993, the Uniformed Services Employment and Reemployment Rights Act of 1994, or any similar law of any jurisdiction.

I agree that I am voluntarily executing this Release. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended by the Older Workers Benefit Protection Act of 1990, and that the consideration given for this Release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release specified in this paragraph does not apply to any rights or claims that may arise after the date I sign this Release; (b) I have been advised to consult with an attorney prior to signing this Release; (c) I have at least twenty-one (21) days from the date that I receive this Release (although I may choose to sign it any time on or after the Separation Date) to consider the release; (d) I have seven (7) calendar days after I sign this Release to revoke it (“Revocation Period”) by sending my revocation to _________ in writing at ______________; fax _______; and (e) this Release will not be effective until I have signed it and returned it to ________ and the Revocation Period has expired.

I UNDERSTAND THAT THIS RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Name	Date

Exhibit B

Form of Non-Qualified Stock Option Agreement

Professional Diversity Network, Inc.
2013 Equity Compensation Plan
Nonqualified Stock Option Award Agreement

Name of Participant:

I am pleased to inform you that the Compensation Committee of the Board of Directors of Professional Diversity Network, Inc. (the “Committee”) has approved a grant to you of an Award of Nonqualified Stock Options of Professional Diversity Network, Inc., a Delaware corporation (the “Company”), as described in this Professional Diversity Network, Inc. 2013 Equity Compensation Plan Nonqualified Stock Option Award Agreement, which includes Exhibit A (this “Agreement”).

1. Grant of Nonqualified Stock Options. The Company hereby grants to you a Nonqualified Stock Option to purchase from the Company the number of Shares set forth next to “Number of Shares Awarded” on Exhibit A (for purposes of this Agreement “Share” means the Company’s common stock, $0.01 par value per share), subject to the terms, conditions and provisions of Professional Diversity Network, Inc. 2013 Equity Compensation Plan, as amended from time to time (the “Plan”), which is incorporated herein by reference, and this Agreement. Except to the extent expressly provided herein or as set forth in the effective employment or service agreement by and between the Company and you, capitalized terms used in this Agreement shall have the same meaning ascribed thereto in the Plan. The Nonqualified Stock Options are not intended to qualify as incentive stock options pursuant to Section 422 of the Code.

2. Grant and Exercise Price. The date of grant of the Nonqualified Stock Option is the date set forth next to “Grant Date” on Exhibit A (the “Grant Date”). The Option Price of the Nonqualified Stock Option is the price per share set forth next to “Exercise Price per Share” on Exhibit A (the “Exercise Price”) and it shall not be less than Fair Market Value of a Share on the Grant Date.

3. Vesting. You cannot exercise your Nonqualified Stock Option and purchase the Shares until your Nonqualified Stock Option is vested, which will occur as set forth under “Vesting Schedule” on Exhibit A (each date a Nonqualified Stock Option becomes vested is the “Vesting Date”). Subject to the Plan and this Agreement, each vested Nonqualified Stock Option may be exercised and Shares may be purchased, in whole or in part, beginning on the applicable Vesting Date and ending at 5:00 p.m. Eastern Standard Time (“EST”) on the date set forth next to “Expiration Date of Award” on Exhibit A (the “Expiration Date”). The Nonqualified Stock Option will vest and become exercisable as to the portion of Shares and on the dates specified in the Vesting Schedule so long as your service with the Company is continuous and does not end. The Vesting Schedule is cumulative, meaning that to the extent your Nonqualified Stock Option has not already been exercised and has not expired, been cancelled or terminated, you may at any time purchase all or a portion of the Shares that are vested pursuant to the Vesting Schedule. The terms of the Plan and this Agreement shall govern the forfeiture and the expiration of the Nonqualified Stock Options at any time on, prior to or after the Nonqualified Stock Option becomes vested. This Nonqualified Stock Option may be exercised only while you continue to provide services to the Company or any Affiliate, and only if you have continuously provided such services since the date this Nonqualified Stock Option was granted. The following provisions shall also apply:

(a) In the event your employment or service terminates by reason of your death or disability (as defined in Section 22(e)(3) of the Code) (“Permanent Disability”), then all unvested Nonqualified Stock Options shall be forfeited and cancelled, and the vested Nonqualified Stock Options shall expire and be forfeited on the earlier of (i) the Expiration Date, or (ii) at 5 p.m. EST one (1) year after your date of employment or service termination for death or Permanent Disability. You shall not be deemed to have a Permanent Disability until proof of the existence thereof shall have been furnished to the Company in such form and manner, and at such times, as the Company may require and you agree that any determination by the Company that you do or do not have a Permanent Disability shall be final and binding upon you.

(b) In the event your employment or service is terminated by the Company for Cause, then all Nonqualified Stock Options whether vested or unvested shall be forfeited and cancelled immediately on the date of your termination of employment or service for Cause. Any determination by the Company that you have been terminated for Cause shall be determined by the Company in its sole discretion and shall be final and binding on you.

(c) In the event your employment or service terminates for any reason other than those enumerated in (a) and (b) of this Section 3, then (i) the portion of each Nonqualified Stock Option that has not vested on or prior to the date of your employment or service termination shall immediately terminate and (ii) the remaining vested portion of each Nonqualified Stock Option shall terminate on the earlier of the applicable Expiration Date or 5:00 p.m. EST on the date that is ninety (90) days after the date of your termination of employment or service.

(d) Notwithstanding anything to the contrary in this Agreement in the case of a Nonqualified Stock Option, if you shall die at any time after your termination of employment or service and prior to the date of termination of the applicable Nonqualified Stock Option, then the remaining vested but unexercised portion of the applicable Nonqualified Stock Option shall terminate on the earlier of the Expiration Date or 5:00 p.m. EST one (1) year after your date of death.

4. No Shareholder Rights. You shall not be entitled to vote, receive dividends or be deemed for any purpose the holder of any Shares and no Nonqualified Stock Option or any interest therein may be sold, assigned, margined, transferred, encumbered, gifted, alienated, hypothecated, pledged or disposed of except by will or by the laws of descent and distribution, until the Nonqualified Stock Option shall have been duly exercised to purchase such Shares in accordance with the provisions of this Agreement and the Plan and a certificate evidencing the Shares shall be issued by the Company, and all Nonqualified Stock Options shall be exercisable during your lifetime only by you.

5. Exercise and Issuance of Certificates. You may exercise your vested and non-expired Nonqualified Stock Options, in whole or in part, by providing written notice of exercise on a form provided by the Committee to the Company. Such notice shall be accompanied by payment in full of the Exercise Price or by other means approved by the Committee in writing. As soon as practicable after an effective exercise and full payment of the Exercise Price in accordance with the terms of this Agreement and the Plan, the Company shall cause certificates for the appropriate number of the Company’s Shares to be issued to you.

6. Award Subject to Plan. This Award of Nonqualified Stock Options is granted pursuant to the Plan, as in effect on the Grant Date, and is subject to all the terms and conditions of the Plan as the same may be amended from time to time and the rules, guidelines and practices governing the Plan adopted by the Committee; provided, however, that no such amendment shall materially impair your rights under this Agreement without your consent, unless required to comply with applicable law. A copy of the Plan and the prospectus has been furnished to you. The Company shall, upon written request, send a copy of the Plan, in its then current form, and the prospectus, in its then current form, to you. In the event of any conflict between the terms, conditions and provisions of the Plan and this Agreement, the terms, conditions and provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly.

7. Payment of Withholding Taxes. If the Company becomes obligated to withhold an amount on account of any federal, state or local income tax imposed as a result of this Award of Nonqualified Stock Options or the exercise of Nonqualified Stock Options (such amounts shall be referred to herein as the “Withholding Liability”), you agree to pay the Withholding Liability to the Company at such time and in such manner as is required by the Company. The obligations of the Company under the Plan and this Agreement shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such Withholding Liability from any payment otherwise due to you.

8. Notices. All notices and other communications required or permitted to be given under the Plan or this Agreement shall be in writing or other form approved by the Committee and shall be deemed to have been duly given as follows (a) if to the Company mailed first class, postage prepaid to Professional Diversity Network, Inc., 801 W. Adams St., Ste. 600, Chicago, Illinois 60607, to the attention of the Secretary of the Company; or (b) if to you then delivered personally, mailed first class, postage prepaid at your last address known to the sender at the time the notice or other communication is sent or delivered, or by e-mail, interoffice mail, intranet or other means of office communication determined by the Committee.

9. Stock Exchange Requirements; Applicable Laws. You agree to comply with all laws, rules, and regulations applicable to the grant and vesting of each Award of Nonqualified Stock Options and the sale or other disposition of Shares received pursuant to each Award of Nonqualified Stock Options, including, without limitation, compliance with the Company’s insider trading policies. The Shares you receive under the Plan will have been registered under the Securities Act of 1933, as amended (the “1933 Act”). If you are an “affiliate” of the Company, as that term is defined in Rule 144, promulgated pursuant to the 1933 Act (“Rule 144”), you may not sell the Shares received pursuant to an Award of Nonqualified Stock Options except in compliance with Rule 144. Certificates representing Shares issued to an “affiliate” of the Company may bear a legend setting forth such restrictions on the disposition or transfer of the Shares as the Company deems appropriate to comply with federal and state securities laws.

10. No Employment or Continued Service Rights. Nothing contained herein shall be deemed to alter the relationship between the Company or an Affiliate and you, or the contractual relationship between you and the Company or an Affiliate if there is a written contract regarding such relationship. Nothing contained herein shall be construed to constitute a contract of employment or service between the Company or an Affiliate and you. The Company or an Affiliate and you continue to have the right to terminate the employment or service relationship at any time for any reason, except as otherwise provided in a written contract. The Company or an Affiliate shall have no obligation to retain you in its employ or service as a result of the Plan, this Agreement or the Award of Nonqualified Stock Options. There shall be no inference as to the length of employment or service hereby, and the Company or an Affiliate reserves the same rights to terminate your employment or service as existed prior to you becoming a Participant in the Plan, entering into this Agreement or receiving the Award of Nonqualified Stock Options.

11. Governing Law and Venue. This Agreement and the Award of Nonqualified Stock Options granted hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to conflict of law principles thereof. In the event of litigation arising in connection with actions under this Agreement and/or the Award of Nonqualified Stock Options, you agree that you shall submit to the jurisdiction of courts located in Cook County, Illinois, or to the federal district court located in Cook County, Illinois.

12. Entire Agreement. This Plan and this Agreement constitute the entire agreement with respect to the subject matter hereof and thereof, provided that in the event of any inconsistency between the Plan and this Agreement, the terms and conditions of the Plan shall control.

13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signature Page Immediately Follows]

In Witness Whereof, this Professional Diversity Network, Inc. 2013 Equity Compensation Plan Nonqualified Stock Option Agreement is executed by the parties on the Grant Date.

Professional Diversity Network, Inc.

By:
Printed:	David Mecklenburger
Title:	CFO

Accepted And Agreed to:

(Printed Name)

Exhibit A

Schedule of Award

Professional Diversity Network, Inc.
2013 Equity Compensation Plan
Nonqualified Stock Option Award

Participant Information:

(Participant Name)	(Participant Street Address, City, State and Zip Code)

Grant Date:

Number of Shares Awarded:

Exercise Price per Share:

Expiration Date of Award: [No later than 10th anniversary of Grant Date for U.S. Participants]

Vesting Schedule:

Number of Shares Vested	Vesting Date